UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 14, 2016
Date of report (Date of earliest event reported)

GREENLIGHT CAPITAL RE, LTD.
(Exact name of registrant as specified in charter)

Cayman Islands (State or other jurisdiction of incorporation)	001-33493 (Commission file number)	N/A (IRS employer identification no.)

65 Market Street, Suite 1207, Jasmine Court, Camana Bay, P.O. Box 31110 Grand Cayman, Cayman Islands (Address of principal executive offices)		KY1-1205 (Zip code)

(345) 943-4573
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Chief Executive Officer and Director

On December 19, 2016, Greenlight Capital Re, Ltd. (the “Company”) announced the resignation of Barton Hedges as the Chief Executive Officer, and as a member of the board of directors (the “Board”), of the Company, each effective as of March 31, 2017 (the “Effective Date”). Mr. Hedges’ resignation as an officer and director of the Company was not as a result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Leonard Goldberg, a current member of the Board and a former chief executive officer of the Company, has been retained to serve as a consultant to the Company in order to ensure a smooth transition and to lead the search for a new chief executive officer. Mr. Goldberg has agreed to serve as interim Chief Executive Officer of the Company as of the Effective Date, to the extent that the position has not been filled prior to such date, and will continue to serve in such role up until the Company identifies a permanent candidate.

Mr. Goldberg, 54, has been a director of the Board since August 2005. Mr. Goldberg also has served as a director of Greenlight Reinsurance, Ltd. (“Greenlight”) since 2005. Mr. Goldberg previously served as a director of Greenlight Reinsurance Ireland, Designated Activity Company from 2010 to 2014. He previously served as Chief Executive Officer of the Company from August 2005 to August 2011.

Mr. Hedges’ Deed of Settlement and Release

In connection with his impending resignation, Mr. Hedges entered into a Deed of Settlement and Release with the Company, dated December 15, 2016 (the “Release Agreement”) pursuant to his current employment agreement with the Company (the “Employment Agreement”). Pursuant to the Release Agreement, Mr. Hedges has agreed to waive any and all claims he may have against the Company. In accordance with his Employment Agreement, upon entering into the Release Agreement, Mr. Hedges will receive: (i) a severance payment equal to $1,075,360, payable over 12 months in substantially equal installments; (ii) full vesting of unvested stock options; and (iii) health insurance benefits for himself, his spouse and his dependents for a period of one year.

Mr. Goldberg’s Consulting Agreement

On December 16, 2016, the Company, Greenlight and Mr. Goldberg entered into a consulting agreement (the “Consulting Agreement”), whereby Mr. Goldberg will serve as a consultant to each of the Company and Greenlight, to provide transition services including leading the search for a new chief executive officer. Mr. Goldberg has agreed to become interim Chief Executive Officer of each entity, effective as of the Effective Date, to the extent a permanent replacement is not identified by such date. Pursuant to the Consulting Agreement, Mr. Goldberg will render consulting services to the Company and Greenlight for a period of one year, subject to earlier termination in accordance with the terms and conditions of the Consulting Agreement. Under the Consulting Agreement, Mr. Goldberg will receive monthly cash compensation of $10,000. In the event, Mr. Goldberg becomes interim Chief Executive Officer, he will be awarded a stock option grant to purchase 22,750 of the Company’s common shares and, thereafter, will be awarded stock option grants to purchase 26,000 and 29,250 of the Company’s common shares on or around August 1, 2017 and December 15, 2017 respectively, All options will be granted under the Greenlight Capital Re, Ltd. Amended and Restated 2004 Stock Incentive Plan.

If Mr. Goldberg’s consulting service terminates for any reason, he will not be entitled to any consulting fees, except for any consulting fees previously earned prior to such termination.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Announcement press release, “Greenlight Capital Re, Ltd. Announces Executive Leadership Change", dated December 19, 2016, issued by the Company.
99.2	Deed of Settlement and Release, dated December 15, 2016, among Barton Hedges, Greenlight Capital Re, Ltd. and Greenlight Reinsurance, Ltd.
99.3	Consulting Agreement dated as of December 16, 2016, among Greenlight Capital Re, Ltd., Greenlight Reinsurance, Ltd. and Leonard Goldberg.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GREENLIGHT CAPITAL RE, LTD.
(Registrant)

By:	/s/ Tim Courtis
Name:	Tim Courtis
Title:	Chief Financial Officer
Date:	December 19, 2016